EXHIBIT  4.2

                                  UNITED  STATES

                       SECURITIES  AND  EXCHANGE  COMMISSION

                             WASHINGTON,  D.C.  20549


                                    FORM  8-K

                                 CURRENT  REPORT
                     PURSUANT  TO  SECTION  13  OR  15(D)  OF  THE
                         SECURITIES  EXCHANGE  ACT  OF  1934


       Date  of  report  (Date  of  earliest  event  reported):  August 20, 2003


                            SECURITY  BIOMETRICS,  INC.
               (Exact  Name  Of  Registrant  As  Specified  In  Charter)


          NEVADA                      0-30711                    98-0209119
(State  Or  Other  Jurisdiction        (Commission                (Irs  Employer
    Of  Incorporation)             File  Number)            Identification  No.)


                          1410-1030  WEST  GEORGIA  STREET
                   VANCOUVER,  BRITISH  COLUMBIA,  CANADA  V6E  2Y3
                                 (604)  609-7749

    (Address  And  Telephone Number Of Registrant's Principal Executive Offices)


ITEM  2.  ACQUISITION  OR  DISPOSITION  OF  ASSETS.

     Security Biometrics, Inc. (the "Company") has entered into a Stock And Note Transfer Agreement (the "Transfer Agreement") with Pan Pacifica Ltd. ("Pan Pacifica"). Pursuant to the Transfer Agreement, effective as of August 20, 2003, the Company transferred to Pan Pacifica (i) all of the outstanding shares of Datadesk Technologies, Inc. ("Datadesk"), previously a wholly-owned subsidiary of the Company, and (ii) a promissory note payable to the Company made by Datadesk in the principal amount of $1,000,000, together with the related security interest in the assets of Datadesk.

     The Transfer Agreement was entered into simultaneously with a settlement agreement between the Company and Robert Solomon, the Company's Chief Technology Officer from June 28, 2002 through June 24, 2003. Mr Solomon was the president of Datadesk and its largest shareholder until the June 28, 2002 merger of a wholly-owned subsidiary of the Company with and into Datadesk, pursuant to which Datadesk became a wholly-owned subsidiary of the Company.

     The transfers to Pan Pacifica pursuant to the Transfer Agreement were partial consideration for the release by Mr. Solomon of the Company and certain other related parties from any claims that Mr. Solomon may have had against them as of the date of the settlement agreement. The Company also released Solomon from any claims it may have had against him as of the date of the settlement agreement. In connection with the settlement, the Company also transferred to Pan Pacifica immediately available funds in the amount of $151,019.94, to be used as working capital by Pan Pacifica.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              SECURITY  BIOMETRICS,  INC.




Date:  September  4,  2003                    By:     /s/  Michel  Berty
                                                      ------------------
                                              Michel  Berty
                                              Chief  Executive  Officer